[Integrity Letterhead]

September 30, 2005

Via EDGAR

U.S. Securities and Exchange Commission
Division of Investment Management
Mail Stop 10-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Integrity Managed Portfolios, File No. 811-6153

Commissioners:

On behalf of the Integrity Managed Portfolios (the "Trust"), attached for filing with the U.S. Securities and Exchange Commission (the "Commission") pursuant to Rule 485(a)(1) under the Securities Act of 1933 (the "1933 Act"), Rule 101(a) of Regulation S-T, and the Investment Company Act of 1940, is an electronic copy of post-effective amendment number 52 to the Trust's Form N-1A registration statement referenced above (the "Amendment").

The Amendment has been manually signed by the persons specified in the 1933 Act.  Pursuant to Rule 302 of Regulation S-T, the Trust will retain the manually executed copy of the Amendment.

The Amendment is being filed in order to reflect the disclosure required under the Commission's new rules.  The Amendment also reflects certain other editorial changes.  Financial statements will be added by an additional post-effective amendment filed under paragraph (b) of Rule 485 under the 1933 Act.

Please call Bibb Strench at 202.383.0509, if you have any questions or comments regarding this filing.

Sincerely,

/s/ Brenda Sem

Brenda Sem

cc:  Bibb L. Strench

Sutherland Asbill & Brennan LLP